UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

National General Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	27-1046208
(State or incorporation or organization)	(IRS Employer Identification No.)

59 Maiden Lane, 38th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
National General Holdings Corp. Depositary Shares, each Representing 1/40th of a Share of 7.50% Non-Cumulative Preferred Stock, Series B	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration file number to which this form relates: 333-202637

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Depositary Shares (the “Depository Shares”), each representing 1/40th of a share of 7.50% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share and liquidation preference $1,000 per share (the “Preferred Stock”) of National General Holdings Corp. (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Preferred Stock set forth under the headings “Description of the Depositary Shares” and “Description of the Series B Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated March 24, 2015, to the Prospectus, dated March 23, 2015, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-202637), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013).

3.3	Certificate of Designations of 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015).

4.1	Form of stock certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 27, 2015).

4.2	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 27, 2015).

4.3	Deposit Agreement, dated March 27, 2015, among National General Holdings Corp., American Stock Transfer & Trust Company, LLC and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

National General Holdings Corp.
(Registrant)

Date March 27, 2015

/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary